Exhibit 5.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

January 21, 2015

Harmony Merger Corp.

777 Third Avenue, 37th Floor

New York, New York 10017

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Harmony Merger Corp. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) 10,000,000 units (the “Firm Units”), each unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one redeemable warrant (“Warrant”), each Warrant to purchase three-fourths (3/4) of a share of Common Stock, representing a total of 10,000,000 shares of Common Stock and 10,000,000 Warrants, which the Company will sell to the underwriters (the “Underwriters”) for whom Cantor Fitzgerald & Co. is acting as representative, (ii) 1,500,000 units (the “Over-Allotment Units”), each unit identical to the units in the Firm Units, representing a total of 1,500,000 shares of Common Stock and 1,500,000 Warrants, which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, and (iii) all of the shares of Common Stock and Warrants included in the Firm Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.     The Units, the Over-Allotment Units, the Warrants and the Common Stock to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2.     The Warrants constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller